Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Hicks Acquisition Company I, Inc.:
We consent to the use of our report dated March 27, 2008, with respect to the balance sheet of Hicks Acquisition Company I, Inc. (a development stage company) as of December 31, 2007, and the related statements of operations, stockholders’ equity, and cash flows for the period February 26, 2007 (inception) through December 31, 2007, included herein; and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP
Dallas, Texas
August 11, 2008